ASSIGNMENT AND ASSUMPTION AGREEMENT

     Proxima Corporation, a Delaware corporation (the
"Transferor"), for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, assigns, conveys, and transfers to II-VI Incorporated, a Pennsylvania corporation (the "Transferee"), Transferor's rights, title, interest and obligations in, to and under that certain Registration Rights Agreement by and among Laser Power Corporation, a Delaware corporation ("LPC"), Transferor and
Union Miniere Inc., a             corporation, dated June 13, 1997
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(the "Registration Rights Agreement"), with respect to the 1,250,000 shares of common stock of LPC transferred from Transferor to Transferee.

     Transferee agrees to be subject to all restrictions set forth in the Registration Rights Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed and delivered as of this 21st day of September, 1999.

                                        TRANSFEROR:

                                        PROXIMA CORPORATION


                                        By:   /s/ Thomas D. Kampfer
                                               Authorized Officer


                                        TRANSFEREE:

                                        II-VI INCORPORATED
                                        375 Saxonburg Boulevard
                                        Saxonburg, PA  16056


                                        By:   /s/ James Martinelli
                                               Authorized Officer